Registration No. _________


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                                 MED GEN, INC.
               --------------------------------------------------
               (Exact name of issuer as specified in its charter)

               Nevada                                 65-0703559
    ------------------------------                 -------------------
    State or other jurisdiction of                    (IRS Employer
    incorporation or organization)                 Identification No.)


                       7284 W. Palmetto Park Road, Suite 106
                           Boca Raton, Florida 33433
                     ----------------------------------------
                     (Address of principal executive offices)


                              CONSULTING AGREEMENTS
                         NONQUALIFIED STOCK OPTION PLAN
                         ------------------------------
                            (Full title of the Plan)

                             Paul S. Mitchell, President
                                     Med Gen, Inc.
                        7284 W. Palmetto Park Road, Suite 106
                         Boca Raton, Florida 33433 (561) 750-1100
               ---------------------------------------------------------
               (Name, address and telephone number of agent for service)


Approximate date of commencement of sales pursuant to the Plan: From time to time after the effective date of this Registration Statement.


                         CALCULATION OF REGISTRATION FEE

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------
Title of Securities    Amount to be     Proposed Maximum      Proposed Maximum     Total
   to be               Registered (1)   Offering Price per    Aggregate Offering   Registration
Registered                              Share (a)             Price                Fee
-------------------------------------------------------------------------------------------------

Common stock             5,370,000      $  0.28 (2)              $  1,503,600      $ 138.33
-------------------------------------------------------------------------------------------------

(1) If, as a result of stock splits, stock dividends, or similar transactions, the number of securities purported to be registered on this registration statement changes, the provisions of Rule 416 shall apply to this registration statement, and this registration statement shall cover the additional securities resulting from such split, dividend or similar transaction.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended, and computed on the basis of $.135 per share exercise price of options granted to purchase 2,000,000 shares of common stock of the Registrant; $.25 per share exercise price of options granted to purchase 270,000 shares of common stock of the Registrant; $.20 per share exercise price of options granted to purchase 3,000,000 shares of common stock of the Registrant; and $.28 per share for 100,000 shares based on the average of the closing bid and at asked the price per share of the common stock as quoted by the National Association of Securities Dealers Automated System on April 4, 2002.


                         EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed to register (i) 270,000 shares of Common Stock of the Registrant for issuance upon the exercise of options granted on January 4, 2001; (ii) 2,000,000 shares of common stock for issuance upon the exercise of options granted on September 10, 2001; ) 3,000,000 shares of common stock for issuance upon the exercise of options granted on June 18, 2002; and 100,000 shares of common stock issued pursuant to an agreement dated April 4, 2002.

Pursuant to Rule 428(b)(1), promulgated under the Securities Act of 1933, as amended (the "Securities Act"), the information required by
Part I of Form S-8 will be sent or given to employees, as specified in such Rule, in the form of a prospectus that meets the requirements of
Section 10(a) of the Securities Act. In accordance with the instructional Note to Part I of Form S-8, the information specified by
Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the Plan.

                               PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

     The following documents are incorporated by reference in the registration statement:

     (a) The Registrant's Form S-8 filed on April 22, 2002.

     (b) The Registrant's Form 8-K filed on January 15, 2002.

     (c) The Registrant's Form 10K-SB for the year ended
         September 30, 2001.

     (d) Quarterly Reports on Form 10-Q for the quarters ended
         March 31, 2001, June 30, 2001, December 31, 2001 and
         March 31, 2002.

     (e) The Registrant's Form S-8 filed on January 19, 2001.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

     Not applicable. The class of securities to be offered under this registration statement is registered under Section 12 of the Securities Exchange Act of 1934.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Reference is hereby made to the provisions of the Nevada
Revised Statutes which provides for indemnification of directors and officers under certain circumstances.

     At present the Company has not entered into individual indemnification agreements with its officers and/or directors. However, the Company's by-laws provide a comprehensive indemnification provision which provides that the Company shall indemnify, to the fullest extent under Nevada law, its directors and officers against certain liabilities incurred with respect to their service in such capacities. In addition, the by-laws provide that the personal liability of directors and officers of the Company and its stockholders for monetary damages will be limited.

     Indemnification under the Company's Articles Bylaws is nonexclusive of any other right such persons may have under statute, agreement, bylaw or action of the Board of Directors or shareholders of the corporation.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.  EXHIBITS.

No.     Description
---     -----------

4.1	Option granted by Company to Paul Kravitz dated January 4, 2001

4.2	Option granted by Company to Paul Mitchell dated January 4, 2001

4.3	Option granted by Company to Paul Kravitz dated September 10,
        2001

4.4	Option granted by Company to Paul Mitchell dated September 10,
        2001

4.5	Option granted by Company to Paul Kravitz dated June 18, 2002

4.6	Option granted by Company to Paul Mitchell dated June 18, 2002

4.7	Memorandum of Letter Agreement between Company and Stewart A.
        Merkin, Esq. Dated July 1, 2002

5	Opinion of Stewart A. Merkin, Esq., P.A.

24.2    Consent of Richard H. Harris & Associates, P.A.


ITEM 9.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i)   to include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 or Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons or the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                         SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Boca Raton, Florida on July 8, 2002.

                                    MED GEN, INC.


                                    By: /s/Paul S. Mitchell
                                       -------------------------------
                                       Paul S. Mitchell,
                                       President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

Signature                     Title                       Date
---------                     -----                       ----

/s/ Paul S. Mitchell
--------------------------
Paul S. Mitchell              President, Secretary,
                              Treasurer and Director      July 8, 2002

/s/ Paul Kravitz
--------------------------
Paul Kravitz                  Chief Executive Officer
                              And Director                July 8, 2002

                           EXHIBIT INDEX

No.     Description
---     -----------

4.1	Option granted by Company to Paul Kravitz dated January 4, 2001

4.2	Option granted by Company to Paul Mitchell dated January 4, 2001

4.3	Option granted by Company to Paul Kravitz dated September 10,
        2001

4.4	Option granted by Company to Paul Mitchell dated September 10,
        2001

4.5	Option granted by Company to Paul Kravitz dated June 18, 2002

4.6	Option granted by Company to Paul Mitchell dated June 18, 2002

4.7	Memorandum of Letter Agreement between Company and Stewart A.
        Merkin, Esq. Dated July 1, 2002

5       Opinion of Stewart A. Merkin, Esq., P.A.

24.2    Consent of Richard H. Harris & Associates, P.A.